Exhibit 99.1

Faraday Future Announces Annual Stockholders’ Day on May 31; Top 10 Attending Stockholders to Receive Exclusive Dinner Invitation with Company Executives, Including Co-CEO YT Jia

●	Further details regarding the FX Super One product launch event scheduled for the end of June will be announced during the event.

●	Attending stockholders will also have the opportunity to view and experience multiple FX prototype mules onsite, including the FX Super One, the FX 6, and the planned model aiming to disrupt the RAV4 in the AIEV era.

LOS ANGELES, California (May 15, 2025) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that it will host its Annual Stockholders’ Day on May 31, 2025, from 1:00 PM to 5:00 PM Pacific Time at the Company’s global headquarters in Los Angeles.

The event will feature a personalized FF and FX vehicle ride experience with exclusive pre-order opportunities for those interested in pre-ordering an FX model. The event will also offer an open Q&A session with FF executives, and a special private dinner after the event for the top 10 verified stockholders as of May 14, 2025, offering an exclusive opportunity to engage directly with Company leadership.

Registration Instructions

Stockholders interested in attending in person must register by emailing events@ff.com with the following information:

●	Legal name

●	Preferred nickname (optional, for leaderboard display)

●	Number of FFAI common shares held as of May 14, 2025 (optional, if you are interested in attending the dinner).

●	Proof of stockholding (e.g., screenshot of brokerage account relating to FFAI common stock).

●	City and state of residence

●	Phone number

●	Email address

By registering for this event, stockholders agree to provide certain personal information listed above, which will be used to manage their participation in the event and communicate important updates.

Faraday Future values stockholder privacy and will handle provided personal information in accordance with its privacy policy. To learn more about how FF collects, uses, and protects personal data, please review FF’s full privacy policy at https://www.ff.com/us/privacy-policy/.

Registration Deadline: May 30, 2025, at 5:00 PM PT

All stockholders are welcome to our event. A real-time list of the 10 largest stockholdings as of May 14, 2025, registered for the event will be available at FF.com for reference purposes.

Exclusive Dinner with FF Executives

The ten largest stockholders as of May 14, 2025, who attend the Investor Day will be invited to attend a private dinner with Faraday Future leadership after the event, including Founder and Co-CEO YT Jia and Global CEO Matthias Aydt. If a selected stockholder is unable to attend or fails to meet verification requirements at check-in, the next eligible stockholder in the ranking will be invited as an alternate.

On-Site Verification Requirements

All attendees must present both:

●	A live view of their FFAI stockholdings (or a report showing stockholdings as of May 14, 2025, if they are a dinner invitee) (e.g., via brokerage app).

●	A valid government-issued photo ID.

This initiative reflects Faraday Future’s commitment to transparency, stockholder engagement, and long-term value creation as the Company accelerates toward its mission of revolutionizing the intelligent electric vehicle space. We look forward to seeing you at our Los Angeles headquarters.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. FF is committed to redefining mobility through AI innovation. Join us in shaping the future of intelligent transportation. For more information, please visit https://www.ff.com/us/

CONTACTS:

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com